Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

(To Reoffer Prospectus filed with the Commission on July 3, 2000 with the SVB Financial Services, Inc. Registration Statement of Form S-8, Registration #333-40778, relating to the SVB Financial Services, Inc. 2000 Incentive Stock Option Plan.)


                          SVB Financial Services, Inc.

This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of SVB Financial Services, Inc. those persons acquired upon the exercise of options granted to them under the Company's 2000 Incentive Stock Option Plan.

The information set forth in the table under the caption "Selling Stockholders" in the reoffer prospectus filed with the SVB Financial Services, Inc. Registration Statement of Form S-8, Registration #333-40778, relating to the SVB Financial Services, Inc. 2000 Incentive Stock Option Plan, is amended and restated in its entirety as follows:



Name                        Position with Company                No. of Shares
----                        ---------------------                -------------

Vimala Vimalavong           Assistant VP and Manager                1,056
James Condo                 Vice President                            500
Jeffery Mattison            Vice President                          2,704
Suzanne Lennard             Vice President and Manager              3,938
Karen Zaliwski              Senior Vice President                   1,575
Michelle Callahan           Assistant Treasurer                       525
MaryAnn Soriano             Vice President                            788
Kenneth S. B. Wade, II      Assistant Treasurer                       992
Margaret O'Keeffe           Vice President                            788
Samuel M. Evans, Jr.        Assistant Secretary and Manager           525
Diana S. Valko              Assistant Treasurer                     1,130
Nicole M. Moschak           Assistant Secretary and Manager         1,076
Michele Gara                Vice President and Manager                300
Christopher Seaman          Assistant Vice President, Operations      578
Kristin Madison             Assistant Secretary                       525
Marguerite Eppler           Assistant Secretary                       441
Michael Novak               Senior Vice President                     500
James Law                   Assistant Secretary                     1,076
Douglas C. Robb, Jr.        Senior Vice President                   2,756

This prospectus supplement also covers any additional shares of SVB Financial Services, Inc. common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of SVB Financial Services, Inc. common stock. The date of this prospectus supplement is February 4, 2005.




REFERENCE IS HEREBY MADE TO THE CONTENTS OF THE SVB Financial Services, Inc. REGISTRATION STATEMENT ON FORM S-8, REGISTRATION #333--40778, FILED WITH THE COMMISSION ON JULY 3, 2000, WHEREIN THERE IS A COMPLETE DESCRIPTION OF THE PLAN PURSUANT TO WHICH THE SECURITIES OFFERED PURSUANT TO THE REOFFER PROSPECTUS WERE INITIALLY ACQUIRED BY THE SELLING SHAREHOLDERS.